Exhibit 99.1

Contact:	LeAnne Zumwalt DaVita Inc. 650 696-8910

Willard W. Brittain Joins DaVita Board of Directors

El Segundo, CA, March 23, 2007, DaVita Inc. (NYSE: DVA) announced today that Willard W. Brittain, 59, has been elected to the Company’s Board of Directors.

Mr. Brittain is Chairman and Chief Executive Officer of Professional Resources on Demand (Preod Corporation), which provides executive search and business advisory services. Mr. Brittain also serves on the boards of Perini Corporation and Analysts International. He is a member of the board and Treasurer of the National Urban League, a member of the board of LEAD, a national teen business exposure organization and a member of the national board nominating committee of the YMCA. Mr. Brittain also serves on the Dean’s Advisory Board of the Harvard Business School.

Mr. Brittain was with PricewaterhouseCoopers LLP, for 28 years, joining in 1974 as a Senior Consultant and becoming a Partner in 1983. Prior to his retirement in 2002, he served as Chief Operating Officer of PwC Consulting and prior to that of PricewaterhouseCoopers LLP. He is a graduate of Yale and the Harvard Business School.

“We are excited that Woody is joining our Board of Directors. His depth and breadth of experience is a welcome addition to our Board,” stated Peter Grauer, Lead Independent Director, and Kent Thiry, Chairman and CEO.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 42 states, as well as Washington, D.C. As of December 31, 2006, DaVita operated or managed 1,300 outpatient facilities serving approximately 100,000 patients.